Amendment to Agreement and Declaration of Trust

of

Prudential Investment Portfolios 2

The Agreement and Declaration of Trust of Prudential Investment Portfolios 2 (the “Trust”) is hereby amended to confirm that Class Q, being a new class of shares of each series of the Trust, or any other class heretofor or hereafter established with respect to any series of the Trust, may be the only class of each such series.

This Amendment was duly adopted by the Board of Trustees of the Trust on September 22, 2016.